Press Release #201516	FOR IMMEDIATE RELEASE	June 12, 2015

Enertopia Provides Canadian Medical Marihuana Update

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") announces updates with respect to the Burlington and The Green Canvas Joint Ventures.

Enertopia has signed a binding LOI to sell its wholly owned sub Thor Pharma Corp along with the MMPR application number 10MMPR0610. The Burlington MMPR license application will continue in the application process under new ownership. The Joint Venture could receive up to $1,500,000 in milestone payments upon the Burlington facility becoming licensed under the MMPR program. These monies would be split approximately 50% with Lexaria Corp. Subsequent with this deal the Burlington Joint Venture between Enertopia and Lexaria which was entered into on May 27, 2014 has been terminated due to the pending sale of the project. The Enertopia and Lexaria Master Joint Venture Agreement entered into on March 5, 2014 is still in good standing as both companies continue to look at synergistic opportunities to increase shareholder value.

After thorough examination of the Medical Marihuana industry in Canada and current participants within the sector, it is apparent that raising capital to push projects forward is not currently in the best interests of the Company. Therefore, the Company and The Green Canvas have mutually agreed to terminate their Joint Venture and 6,400,000 shares of Enertopia held in escrow with respect to The Green Canvas Joint Venture will be returned back to corporate treasury and cancelled.

Enertopia is and will continue to be an advocate for medical cannabis for patients and applauds the landmark Supreme Court of Canada ruling on June 11, 2015. This ruling upheld the rights of legal MMAR and MMPR medical cannabis patients in Canada. The unanimous ruling allows valid legal medical patients to choose how they want to administer medical cannabis by the method that is best suited to their medical condition and body absorption. This is looks to be a very positive development for the Canadian medical marihuana sector going forward, as the Federal Government will have to modify or implement a program for the administration of other forms of medical cannabis consumption.

Enertopia will continue to look for opportunities in the MMJ and other sectors that offer the best return for all stakeholders with the least amount of dilution to the Company. The Company looks forward to utilizing its learned knowledge in the MMJ sector and will continue on its path of becoming a licensed producer.

“The Company has completed two milestones in building a stable foundation with its ownership of 1,000,000 shares in Lexaria Corp which has just filed PCT for patent pending bio technologies and the potential of approximately $750,000 in future payments from the Burlington application,” Stated President Robert McAllister

The Company looks forward to providing information via social media, website and press releases as news and events become known over the coming weeks.

About Enertopia
We are a company with the mission to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will receive any milestone payments from the sale of Thor Pharma and the Burlington MMPR application, or that the 1,000,000 shares of Lexaria Corp will have any meaningful impact on the Company or the Company will be able to obtain future financings or a license under the MMPR program.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release